Subsidiaries of Registrant



                    Subsidiary                           State of Jurisdiction               Business Name
                    ----------                           ---------------------               -------------

Enterprise Bank and Trust Company*                             Massachusetts                      same

   Enterprise Realty Trust, Inc.**                             Massachusetts                      same

   Enterprise Investment Services LLC**                        Delaware                Enterprise Investment Services

   Enterprise Insurance Services LLC**                         Delaware                Enterprise Insurance Services

Enterprise (MA) Capital Trust I*                               Delaware                            same


*   Direct subsidiary of Enterprise Bancorp, Inc.
**  Direct subsidiary of Enterprise Bank and Trust Company